Exhibit 99.1

FOR IMMEDIATE RELEASE

TREVOR THORLEY NAMED CHIEF OPERATING OFFICER AND EXECUTIVE VICE PRESIDENT OF

AMVAC CHEMICAL CORPORATION

Newport Beach, CA – January 5, 2009 — American Vanguard Corporation (NYSE:AVD) today announced that Trevor Thorley has been named as Chief Operating Officer and Executive Vice President of its principal operating subsidiary, AMVAC Chemical Corporation, effective immediately. In this newly created role, Mr. Thorley will be responsible for the sales, marketing, regulatory, research and development, manufacturing operations and administrative functions of AMVAC.

Mr. Thorley (age 51) has spent his entire career in the agricultural sector, holding positions of increasing responsibility in sales, marketing, strategic planning and general management. He worked for 20 years at German multinational Bayer, both in the United Kingdom and the USA. In his last position with Bayer, as Senior Vice President, Marketing & Sales for the NAFTA region, he was responsible for managing sales in excess of $400 million.

Over the last six years, he has been President and Chief Operating Officer of Valent USA Corporation, the U.S. subsidiary of Sumitomo Chemical Company. In addition to his success in the U.S. market, since 2003, he has also managed the North and South American region for Sumitomo’s overall crop protection business and successfully achieved considerable business growth in Latin America and Canada. Most recently, he has held the position of Executive Officer for Sumitomo Chemical – the first non-Japanese executive accorded such a role.

Eric Wintemute, President and CEO of American Vanguard, commented, “Trevor’s extensive background in agricultural chemicals will greatly assist American Vanguard as we expand our product portfolio and geographic reach. His demonstrated success in leadership, marketing, customer relationships, product acquisition, personnel development and general management will enhance our ability to function efficiently and drive both our domestic and international growth potential.”

Mr. Wintemute, continued, “We look forward to utilizing Trevor’s experience in the Northern, Central and South American markets as we continue our expansion. His insights and relationships in these regions will allow us to pursue both independent growth as well as potential business alliances with other industry participants. Additionally, Trevor’s background with our industry trade association, CropLife America, has given him the necessary perspective to address the various regulatory requirements that are crucial elements of managing a crop protection chemical business. Trevor knows this business, the marketplace that we serve and the challenges that we, as an industry, face. His talents are well suited to contribute to the continued operational and financial success of American Vanguard.”

Mr. Thorley was raised on a family farm in England; received his Honors Degree in Crop Science & Agriculture from Newcastle upon Tyne University and did additional research and development work at Wye College, London University in England. He has pursued additional executive education in financial management, mergers & acquisitions, foreign languages and leadership practices. His industry leadership roles include Board membership in RISE (a specialty section of the American Crop Protection Association) and a series of officer positions on the Board of CropLife America, where his current role is a Vice-Chairman.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac-chemical.com		The Equity Group Inc. Lena Cati (212) 836-9611 Lcati@equityny.com Linda Latman (212) 836-0609 Llatman@equityny.com www.theequitygroup.com